EXHIBIT 2.3

SWISS AGREEMENT AND PLAN OF MERGER

by and among

BRUKER BIOSCIENCES CORPORATION

(“BRKR”),

BRUKER BIOSPIN BETEILIGUNGS AG

(“Merger Sub”),

BRUKER BIOSPIN INVEST AG

(“Invest”)

and

DIRK D. LAUKIEN,

FRANK H. LAUKIEN,

ISOLDE LAUKIEN-KLEINER,

JOERG C. LAUKIEN,

MARC M. LAUKIEN,

and

ROBYN L. LAUKIEN

(“Invest Shareholders”)

Dated as of December 2, 2007

i

EXHIBIT

Exhibit A — Press Release

ANNEXES

Annex A — Excerpt of the Commercial Register Entry of Merger Sub

Annex B — Form of Merger Filing

The exhibit and annexes are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

List of Schedules

Schedule 2.1	Exchange Shares
Schedule 2.1-1	Share Exchange Price
Schedule 2.1-2	Form of Exchange Shares Transfer Deed
Schedule 2.2	Cancellation Shares
Schedule 2.2-1	Share Cancellation Price
Schedule 2.2-2	Form of Cancellation Shares Transfer Deed
Schedule 4.3(b)	Options, Warrants, Calls, Rights, Etc.
Schedule 4.4(a)	Directly and Indirectly Owned Subsidiaries
Schedule 4.4(b)	Subsidiary Options
Schedule 4.4(c)	Directly/Indirectly Owned Interests or Investments
Schedule 4.5(c)	No Conflict
Schedule 4.6(a)	Permits; Compliance with Law
Schedule 4.7	Books and Records
Schedule 4.8	Litigation
Schedule 4.9	Financial Statements; Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.11(b)	Other Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13(a)	Labor Relations
Schedule 4.14	Insurance Policies
Schedule 4.16(a)	Owned Real Property
Schedule 4.16(b)	Real Property Leases
Schedule 4.17	Environmental Permits
Schedule 4.19	Employee Benefit Plans
Schedule 4.20	Employees
Schedule 4.21	Taxes and Tax Returns
Schedule 4.22(a)	Invest Proprietary Rights
Schedule 4.22(b)	Invest Proprietary Rights
Schedule 4.23	Information Technology
Schedule 4.24	Guarantees
Schedule 4.25	Bank Accounts
Schedule 4.29	No Misleading Statements
Schedule 5.4	No Conflict

v

SWISS AGREEMENT AND PLAN OF MERGER

This SWISS AGREEMENT AND PLAN OF MERGER (this “Agreement” or “Swiss Merger Agreement”) is made and entered into as of December 2, 2007 by and among Bruker BioSciences Corporation, a Delaware corporation (“BRKR”), Bruker BioSpin Beteiligungs AG, a Swiss corporation which, subsequent to the transfer of the founders’ compulsory shares to BRKR will be wholly owned by BRKR (“Merger Sub”), Bruker BioSpin Invest AG, a Swiss corporation (“Invest”), and Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M. Laukien and Robyn L. Laukien (each an “Invest Shareholder” and collectively, “Invest Shareholders”).

RECITALS

WHEREAS, Invest Shareholders (and, prior to the Compulsory Share Transfer, Compulsory Shareholders) own 16,000 registered shares, par value CHF 1,000 per share, of Invest (the “Invest Shares”), which constitute all of the issued and outstanding capital stock of Invest as of the date hereof;

WHEREAS, BRKR desires to acquire the Invest Shares and to thereby cause Invest to become a wholly owned Subsidiary of BRKR;

WHEREAS, the Parties intend that Merger Sub shall be merged with and into Invest pursuant to the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets (the “Merger Act” and such merger, the “Merger”), with Invest surviving the Merger;

WHEREAS, the Parties intend that, in connection with the Merger and Share Cancellation, BRKR shall issue that number of shares of BRKR Stock equal to the Share Exchange Price to Invest Shareholders in exchange for 15,840 Invest Shares, upon the terms and subject to the conditions set forth herein (the “Share Exchange”);

WHEREAS, the Parties intend that, in connection with the Merger and Share Exchange, 160 Invest Shares shall be canceled, and in exchange for such cancellation Invest Shareholders shall be entitled to receive that number of shares of BRKR Stock equal to the Share Cancellation Price, upon the terms and subject to the conditions set forth herein (the “Share Cancellation”, and together with the Merger, the Share Exchange and the Compulsory Share Transfer, the “Swiss Transactions”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Swiss Transactions qualify as a reorganization under Section 368(a) of the Code and that this Swiss Merger Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 368(a) of the Code;

WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the “Transactions”), which is comprised of Invest, Bruker BioSpin Inc. (“BioSpin U.S.”), Bruker Physik

GmbH (“Bruker Physik”) and Techneon AG (“Techneon”), and each of their respective Subsidiaries;

WHEREAS, reference is made to that certain U.S. Stock Purchase Agreement, dated as of December 2, 2007, by and among BRKR, Invest Shareholders and BioSpin U.S. (the “U.S. SPA”), wherein is contemplated the acquisition of 100% of BioSpin U.S. from Invest Shareholders for $99,962,514 in cash by BRKR;

WHEREAS, pursuant to Section 2.5 of the U.S. SPA, an escrow fund of $92,000,000 (the “Indemnity Escrow”), to be funded by the purchase price of the U.S. SPA, shall be created to serve as security for fulfillment by Invest Shareholders of their obligations pursuant to Article X of this Swiss Merger Agreement, Article IX of the U.S. SPA and Article IX of the German SPA;

WHEREAS, reference is made to that certain German Share Purchase Agreement, dated as of December 2, 2007, by and among BRKR (or after the U.S. Closing and assignment of BRKR rights and obligations under the German SPA, Bruker BioSpin Corporation), SciTec GmbH & Co. KG (“SciTec”), Techneon, Bruker Optik GmbH, Bruker Daltonik GmbH, Invest Shareholders and Bruker Physik (the “German SPA”), wherein is contemplated (i) the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €2,167,500 from Invest Shareholders and the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €5,227,500 from SciTec for $143,460,000 in cash by, respectively, Bruker BioSpin Corporation (following the U.S. Closing) (shares in the aggregate of nominal €4,292,500), Bruker Daltonik GmbH (one share of nominal €1,551,250) and Bruker Optik GmbH (one share of nominal €1,551,250), with one share of nominal €1,105,000 of Bruker Physik remaining in the ownership of Techneon, a wholly owned subsidiary of SciTec, (ii) the subsequent acquisition of 100% of the common shares of Techneon from SciTec by Bruker Physik for $142,540,000 in cash, and (iii) the purchase by Bruker Optik GmbH of one piece of real property in Ettlingen, Germany (registered as Nr. 4276 in the land register of Ettlingen) from SciTec and Isolde Laukien-Kleiner for €1,416,250 in cash;

WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to the holders, as per the resolution of the extraordinary shareholders’ meeting of Invest held on November 15, 2007, of outstanding Invest Shares (the “Special Dividend”, to be funded by special cash dividends (the “Subsidiary Dividends”) distributed from, in each case to Invest as sole equity holder of, each of Bruker BioSpin K.K., Bruker BioSpin Scandinavia AB, Bruker BioSpin Ltd., Bruker BioSpin AG, Bruker BioSpin International AG, Bruker BioSpin S.A., Bruker BioSpin Ltd., Bruker BioSpin B.V. and Bruker BioSpin MRI GmbH (the “Distributing Subsidiaries”);

WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed “Bruker Corporation”;

WHEREAS, the incorporation of Merger Sub has been registered in the Commercial Register on November 26, 2007 and has been published in the Swiss Official Commercial Gazette on November 30, 2007. To ensure that all Parties to this Swiss Merger Agreement have knowledge of the legal existence of Merger Sub, Annex A sets forth a copy of the legalized excerpt of the commercial register entry of Merger Sub as available as of the date hereof;

WHEREAS, the desired Merger of Merger Sub and Invest, which shall be made pursuant to the Merger Act, under which Merger Sub and Invest, and the board of directors of Merger Sub and Invest, intend to enter into a merger agreement (the “Merger Filing”) and do all such acts and sign all such documents to enable the Merger as contemplated by this Swiss Merger Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

Section 1.1                                      Definitions.

(a)                                  As used in this Swiss Merger Agreement, the following terms shall have the following meanings:

“Ancillary Agreements” shall mean the Merger Filing, the Exchange Shares Assignment Deed and the Cancellation Shares Assignment Deed.

“Commercial Register” shall mean the commercial register of the Canton of Zug.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from BRKR’s and Invest’s (and their respective Subsidiaries’) existing lenders.

“Employee” shall mean any employee of Invest, any of its Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to a publicly traded security on a particular date, the last closing price of such security on the NASDAQ Global Select Market.

“GAAP” shall mean the accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, and the statutory provisions underlying such principles.

“Invest IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of Invest or the Subsidiaries.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Invest Shareholders or Invest shall mean the knowledge of (i) Invest Shareholders with respect to Invest Shareholders, (ii) Roger Deutsch, Arne Kasten, Tony Keller, Daniel Sauter, Christoph Straub and Invest Shareholders with respect to Invest and its Subsidiaries and (iii) specifically as to Bruker BioSpin AG, Remo Lüchinger; in all such cases, assuming reasonable inquiry.

“Material Adverse Effect” shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this Swiss Merger Agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of Invest and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Material Adverse Effect: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of Invest and the Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) Invest or the Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

“Ordinary Course of Business” shall mean the ordinary course of business of Invest and its Subsidiaries consistent with past practice.

“Parties” shall mean Invest, BRKR, Merger Sub and Invest Shareholders.

“Permits” shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of Invest or its Subsidiaries.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of Invest or its Subsidiaries, (ii) Liens arising under Contracts with Third

Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

“Schedule” shall mean that schedule delivered to BRKR by Invest Shareholders prior to the execution of this Swiss Merger Agreement (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” shall mean a Subsidiary that meets any of the following conditions:

(i)                                     Invest’s and Invest’s other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of Invest and the Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(ii)                                  Invest’s and Invest’s other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of Invest and the Subsidiaries consolidated at the end of the most recently completed fiscal year; or

(iii)                               Invest and Invest’s other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of Invest and the Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively. When used without reference to a particular entity, Subsidiary means a Subsidiary of Invest.

“Swiss Francs” and “CHF” shall mean the lawful currency of Switzerland.

(b)                                 Terms defined in the U.S. SPA shall, when used in this Swiss Merger Agreement and unless otherwise defined in this Swiss Merger Agreement, have the meaning ascribed to them in the U.S. SPA.

(c)                                  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounts Receivable	4.15
Acquisition Price	2.2
Agreement	Preamble
Alternative Proposal	7.8(b)
Benefit Plan	4.19(a)
BioSpin U.S.	Recitals
BRKR	Preamble
BRKR Indemnified Parties	10.2
BRKR Preferred Shares	5.2(a)
BRKR SEC Documents	5.6(a)
Bruker AG	4.6(a)
Bruker International	4.9(a)
Bruker Physik	Recitals
Cancellation Shares	2.2
Cancellation Shares Transfer Deed	2.2
Closing	2.4
Closing Date	2.4
Compulsory Shares	3.8
Compulsory Shareholders	3.8
Compulsory Share Transfer	7.15
Deposit	4.28
Distributing Subsidiary	Recitals
Effective Time	2.3
Environmental Law	4.17(e)(ii)
Environmental Permits	4.17(e)(iii)
Exchange Shares	2.1
Exchange Shares Transfer Deed	2.1
Financial Statements	4.9(a)
German SPA	Recitals
Hazardous Substances	4.17(e)(i)
Indemnity Cap	10.5(a)
Indemnity Escrow	Recitals
Invest	Preamble
Invest Contracts	4.11(b)
Invest Proprietary Rights	4.22(a)
Invest Shareholders	Preamble
Invest Shares	Recitals
Leased Real Property	4.16(b)
Merger	Recitals
Merger Act	Recitals
Merger Balance Sheet	2.3
Merger Documents	7.2

Merger Filing	Recitals
Merger Sub	Preamble
Owned Proprietary Rights	4.22(a)
Owned Real Property	4.16(a)
Proceedings	3.5
Proprietary Rights	4.22(a)
Real Property	4.16(b)
Real Property Leases	4.16(b)
Refund	4.28
Related Party	4.12
Release	4.17(e)(iv)
Representatives	7.3
SciTec	Recitals
Share Cancellation	Recitals
Share Cancellation Price	2.2
Share Exchange	Recitals
Share Exchange Price	2.1
Special Dividend	Recitals
Subsidiary Dividends	Recitals
Surviving Company	2.3
Swiss Closing	2.4
Swiss Merger Agreement	Preamble
Swiss Transactions	Recitals
Tax Deductible	10.2(e)
Techneon	Recitals
Trade Secrets	4.22(a)
Transactions	Recitals
U.S. SPA	Recitals

ARTICLE II

SHARE EXCHANGE AND CANCELLATION; MERGER; CLOSING

Section 2.1                                      Share Exchange. Each Invest Shareholder hereby undertakes to assign, transfer and convey to BRKR (and BRKR undertakes to accept such assignment, transfer and conveyance from Invest Shareholders) at the Closing, upon the terms and subject to the conditions set forth herein, the number of Invest Shares set forth opposite each Invest Shareholder’s name on Schedule 2.1 (the “Exchange Shares”), free and clear of any Liens, and BRKR shall deliver to each such Invest Shareholder the number of shares of BRKR Stock (the aggregate of all such shares delivered by BRKR to Invest Shareholders, the “Share Exchange Price”) set forth opposite such Invest Shareholder’s name on Schedule 2.1-1. The assignment of the Exchange Shares shall not be effected by this Swiss Merger Agreement but by way of a separate assignment deed under Swiss law, to be entered into on the Closing Date, in substantially the form attached hereto as Schedule 2.1-2 (the “Exchange Shares Transfer Deed”).

Section 2.2                                      Share Cancellation. Invest Shareholders hereby undertake to assign, transfer and convey, at the Closing and simultaneously with the consummation of the Share Exchange, upon the terms and subject to the conditions set forth herein, to Invest, and Invest shall accept such assignment, transfer and conveyance from Invest Shareholders, the number of Invest Shares set forth opposite each Invest Shareholder’s name on Schedule 2.2 (the “Cancellation Shares”), free and clear of any Liens, and, at the Effective Time and in the Merger, Invest shall deliver to each such Invest Shareholder the number of shares of BRKR Stock (the aggregate of all such shares delivered by Invest to Invest Shareholders, the “Share Cancellation Price”, and together with the Share Exchange Price, the “Acquisition Price”) set forth opposite such Invest Shareholder’s name on Schedule 2.2-1; provided, however, that, in the event that the aggregate number of shares of BRKR Stock listed on Schedule 2.2-1 have a total Fair Market Value greater than CHF 160,000, then the number of shares of BRKR Stock constituting the Share Cancellation Price shall be reduced, and each Invest Shareholder’s share of the Share Cancellation Price shall be accordingly reduced on a pro rata basis, to that number of shares of BRKR Stock that have a total Fair Market Value of CHF 160,000. The assignment of the Cancellation Shares shall not be effected by this Swiss Merger Agreement but by way of a separate assignment deed under Swiss law, to be entered into on the Closing Date, in substantially the form attached hereto as Schedule 2.2-2 (the “Cancellation Shares Transfer Deed”). Invest hereby agrees that, upon the receipt of the Cancellation Shares by Invest, the Cancellation Shares shall not confer any membership rights (including voting rights) or any financial rights (including the right to receive dividends) on any Person, until such time as a transfer of such Cancellation Shares by Invest or annulment of such Cancellation Shares by reduction of Invest’s share capital shall have occurred.

Section 2.3                                      Merger. BRKR shall cause Invest and Merger Sub to (i) receive from a specially qualified auditor a confirmation that there are no known or expected claims of Merger Sub and Invest which could be jeopardized due to the Merger (Article 25(2) of the Merger Act), (ii) consult with the employee representatives of the merging entities pursuant to Article 28 of the Merger Act, (iii) execute the Merger Filing, which complies with Article 13 in connection with Articles 23(1)(b) and 24(1) of the Merger Act, attached hereto as Annex B, and (iv) file the executed Merger Filing together with the merger balance sheet as of the Closing produced in accordance with Article 11 of the Merger Act (“Merger Balance Sheet”), with the Commercial Register. Upon the effectiveness of the Merger (the “Effective Time”), Merger Sub will, by operation of Swiss law, merge with and into Invest (referred to after the Merger as the “Surviving Company”). As a result of the Merger, the shares of Merger Sub will automatically be canceled and will cease to exist, all assets, liabilities and obligations of Merger Sub prior to the Merger will automatically be assumed by the Surviving Company and the separate legal existence of Merger Sub shall terminate. Because the Merger qualifies as a simplified merger pursuant to Article 23(1)(b) of the Merger Act, there is no requirement for an increase of the share capital of the Surviving Company and/or an exchange of shares of Merger Sub against shares of Invest. As a result of the Swiss Transactions, Invest Shareholders shall acquire 57,544,872 shares of BRKR Stock and Invest shall become a direct, wholly owned Subsidiary of BRKR.

Section 2.4                                      The Closing. The closing of the transactions contemplated by this Swiss Merger Agreement (the “Closing” or “Swiss Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Swiss transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as BRKR and Invest Shareholders may mutually agree in writing (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:02 a.m., New York time, on the Closing Date.

Section 2.5                                      Deliveries at Closing. At the Closing:

(a)                                  Invest Shareholders shall deliver the following documents and deliverables:

(i)                                     to BRKR, a share register of Invest duly issued by the board of directors of Invest showing that Invest Shareholders are the only holders of Invest Shares;

(ii)                                  to BRKR, the Exchange Shares Transfer Deed, duly signed by each of Invest Shareholders;

(iii)                               to Invest, the Cancellation Shares Transfer Deed, duly signed by each of the Invest Shareholders;

(iv)                              to BRKR and Invest, a circular resolution signed by all members of the board of directors of Invest evidencing that the board of directors of Invest resolved that BRKR and Invest, contingent upon the Closing, shall be registered in Invest’s share register as shareholders in respect of the Exchange Shares and the Cancellation Shares, respectively;

(v)                                 to BRKR, a receipt executed by Invest Shareholders for the Share Exchange Price;

(vi)                              to BRKR, an excerpt of the entry of Invest in the Commercial Register, which is not older than 5 calendar days, evidencing that Isolde Laukien-Kleiner has resigned from the board of directors of Invest and that Tony Keller is registered as president of the board of directors of Invest and a statement of Isolde Laukien-Kleiner that she has been fully compensated for her services rendered to Invest and that she has no, and validly waives all, claims of whatsoever nature against Invest except for claims under this Swiss Merger Agreement; and

(vii)                           to BRKR, all other documents and instruments required to be delivered by Invest Shareholders pursuant to this Swiss Merger Agreement or any Ancillary Agreement to which Invest Shareholder is or is required to be a party, including those set forth in Article VIII, and any other document or instrument reasonably requested by BRKR.

(b)                                 Invest shall deliver to BRKR all documents and instruments required to be delivered by Invest pursuant to this Swiss Merger Agreement or any Ancillary Agreement to which Invest is or is required to be a party, including those set forth in Article VIII, and any other document or instrument reasonably requested by BRKR.

(c)                                  BRKR shall deliver the following documents and deliverables to each Invest Shareholder:

(i)                                     stock certificates evidencing shares of BRKR Stock representing all of such Invest Shareholder’s portion of the Share Exchange Price, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; and

(ii)                                  all other documents and instruments required to be delivered by BRKR pursuant to Article VIII.

Section 2.6                                      Withholding. BRKR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Swiss Merger Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this Swiss Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made by BRKR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVEST SHAREHOLDERS

Invest Shareholders hereby jointly and severally represent and warrant to BRKR (except with respect to the representations in Sections 3.8, 3.9, 3.10 and 3.11, which are made by each Invest Shareholder in its individual capacity), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1                                      Power and Authority. Invest Shareholders have all necessary power and authority to execute, deliver and perform this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party.

Section 3.2                                      Enforceability. This Swiss Merger Agreement and, as of the Closing Date, each Ancillary Agreement to which any Invest Shareholder is a party have been duly executed and delivered by Invest Shareholders and (assuming due authorization, execution and delivery by BRKR), constitute a legal, valid and binding obligation of Invest Shareholders, enforceable against Invest Shareholders in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3                                      No Violation. Invest Shareholders’ execution and delivery of this Swiss Merger Agreement and, as of the Closing Date, any Ancillary Agreement to which any Invest Shareholder is a party, the consummation of the Swiss Transactions contemplated hereby or thereby or compliance by Invest Shareholders with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Invest Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Invest Shareholder is a party or by which Invest Shareholders or the Invest Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Invest Shareholders or the Invest Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of Invest Shareholders a party or by which any of Invest Shareholders may be bound.

Section 3.4                                      No Conflict. The execution and delivery of this Swiss Merger Agreement or, as of the Closing Date, any Ancillary Agreement by Invest Shareholders and the consummation of the Swiss Transactions contemplated hereby or thereby do not and shall not adversely affect the ability of Invest Shareholders or Invest to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the Swiss Transactions or any Ancillary Agreement.

Section 3.5                                      Litigation. There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of Invest Shareholders, threatened that relates, directly or indirectly, to this Swiss Merger Agreement, the Invest Shares or any action taken or to be taken in connection with this Swiss Merger Agreement or any Ancillary Agreement.

Section 3.6                                      No Other Agreement. No Invest Shareholder has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to transfer the Invest Shares.

Section 3.7                                      No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Invest Shareholders in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

Section 3.8                                      Ownership of the Invest Shares. Each Invest Shareholder has good and valid title to, and owns beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record, the sum of the amounts of Invest

Shares set forth opposite such Invest Shareholder’s name under the caption “Invest Shares Owned” on Schedule 2.1 and Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws and, prior to the Closing, Isolde Laukien-Kleiner shall have good and valid title to, and shall own of record and beneficially, all Invest Shares previously owned by Christoph Straub and Daniel Sauter (such Invest Shares, the “Compulsory Shares” and such holders, the “Compulsory Shareholders”), free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

Section 3.9                                      Withholding Tax. Each Invest Shareholder represents that no withholding of any U.S. federal Tax, German Tax, Swiss Tax or any other Tax is required with respect to any payment to be made to such Invest Shareholder in connection with the Swiss Transactions and each Invest Shareholder agrees that it will provide to BRKR in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of BRKR to establish such Invest Shareholder’s entitlement to exemption from any such withholding.

Section 3.10                                Investment Representation. Each Invest Shareholder represents that the shares of BRKR Stock to be issued hereunder to such Invest Shareholder by BRKR and Invest are being acquired by such Invest Shareholder for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws. Each Invest Shareholder represents that such Invest Shareholder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Section 3.11                                Legend. Each Invest Shareholder acknowledges and is aware that the shares of BRKR Stock to be issued by BRKR and Invest hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available, and further acknowledges that the certificates evidencing the shares of BRKR Stock issued hereunder will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING INVEST

Each of Invest Shareholders and Invest (to the extent legally permissible), jointly and severally, hereby represent and warrant to BRKR, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1                                      Organization. Invest and each Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold its property and assets and to conduct its business as currently being conducted. Invest and each Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by Invest and each Subsidiary or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on Invest or any Subsidiary in any material respect.

Section 4.2                                      Authorization and Effect of Agreement.

(a)                                  The execution and delivery by Invest of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Swiss Transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all requisite action on the part of Invest (including approval of the holders of all of the outstanding Invest Shares), and no other action by Invest is necessary to authorize the Swiss Transactions contemplated hereby or thereby or to consummate such Swiss Transactions.

(b)                                 This Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which Invest is a party have been duly executed and delivered by Invest, and (assuming due authorization, execution and delivery by BRKR and Invest Shareholders) this Swiss Merger Agreement and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of Invest, enforceable against Invest in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3                                      Capitalization of Invest.

(a)                                  As of the date hereof, the capital stock of Invest consists of 16,000 registered Invest Shares, of which all are issued and outstanding on the date hereof and held beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record by Invest Shareholders as set forth on Schedule 2.1 and Schedule 2.2. No share certificates incorporating any of the Invest Shares have ever been issued. There are no shares of preferred stock authorized or outstanding. There exists no contingent or authorized Invest share capital. The Invest Shares held by Invest Shareholders (and, prior to the Compulsory Share Transfer, by the Compulsory Shareholders) constitute all of the issued and outstanding shares of capital stock of Invest as of the date hereof and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right. Invest Shareholders own beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, have good and valid title to and are record owners of, the Invest Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the Swiss Transactions and registration of the Invest Shares in the name of BRKR and of Invest, as the case may be, in the share register of Invest, BRKR will own, directly or indirectly, all of the Invest Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the Swiss Transactions, the Invest Shares will be fully paid and nonassessable.

(b)                                 Invest has not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(b), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of Invest, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of Invest, and there are no agreements of any kind which may obligate Invest to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of common stock of Invest are held in the treasury of Invest prior to consummation of the Merger (other than the Cancellation Shares). There are no voting agreements, shareholder’s agreements, proxies or other similar agreements or understandings with respect to the equity interests of Invest.

(c)                                  The share register of Invest accurately records: (i) the name and address of each Person owning Invest Shares and (ii) the number of Invest Shares held by each of the persons as per clause (i) above.

Section 4.4                                      Capitalization of the Subsidiaries; Other Interests.

(a)                                  Schedule 4.4(a) sets forth each of Invest’s directly and indirectly owned Subsidiaries. Schedule 4.4(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of Invest (if direct) or of Invest’s Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by Invest or the Subsidiary set forth on Schedule 4.4(a), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

(b)                                 Except as set forth on Schedule 4.4(b), (i) there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests and (ii) there are no voting agreements, shareholder’s agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

(c)                                  Except as set forth in Schedule 4.4(c), neither Invest nor any Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

Section 4.5                                      No Conflict. The execution and delivery by Invest of this Swiss Merger Agreement or any Ancillary Agreement and the consummation by Invest of the Swiss Transactions contemplated hereby and thereby do not and shall not:

(a)                                  violate, conflict with or result in the breach of any Organizational Document of Invest or the Subsidiaries;

(b)                                 (i) violate or conflict with any Law applicable to Invest or the Subsidiaries or any of their respective assets, properties or businesses or (ii) require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority other than with respect to the applicable notification and waiting period requirements of the antitrust laws of any relevant jurisdiction; or

(c)                                  except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which Invest or any Subsidiaries is a party or by which Invest or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of Invest to enter into, perform its obligations under, and to consummate the Swiss Transactions contemplated by, this Swiss Merger Agreement or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of Invest and the Subsidiaries.

Section 4.6                                      Permits; Compliance with Law.

(a)                                  Invest and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of Invest and Bruker BioSpin AG (“Bruker AG”), threatened, to suspend, revoke, withdraw, modify or limit any Permit. The Swiss Transactions or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

(b)                                 Invest and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to Invest or any of the Subsidiaries or any of their respective properties, assets or businesses.

Section 4.7                                      Books and Records. Except as described on Schedule 4.7, (i) true and complete copies of the Organizational Documents of Invest and the Significant Subsidiaries, as currently in effect, have heretofore been delivered to BRKR, (ii) the minute books of Invest and the Significant Subsidiaries accurately reflect in all material respects all actions taken at meetings, or, to the extent legally permissible, by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of Invest and the Significant Subsidiaries, as the case may be, (iii) all corporate actions and other actions taken by Invest and the Significant Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by Invest and the Significant Subsidiaries, as the case may be, have been taken in breach or violation of the Organizational Documents of Invest and the Significant Subsidiaries.

Section 4.8                                      Litigation. There are no Proceedings pending or, to the Knowledge of Invest, threatened that relate, directly or indirectly, to this Swiss Merger Agreement or any Ancillary Agreement to which Invest is a party, or any action taken or to be taken in connection with this Swiss Merger Agreement or any Ancillary Agreement. Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of Invest or Bruker AG, threatened that relate to (a) Invest or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of Invest (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to Invest or any Subsidiary or their respective assets, properties or business.

Section 4.9                                      Financial Statements; Undisclosed Liabilities.

(a)                                  Except as set forth on Schedule 4.9, Invest has furnished BRKR true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders’ equity and cash flows of the Subject Companies as of and for each of the fiscal years ended as of December 31, 2005 and 2006 and the related opinion of E&Y, the independent accountants of the Subject Companies, and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders’ equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 (collectively, together with the related notes thereto, the “Financial Statements”), and the audit report including the audited statutory balance sheet and the audited statutory statement of income of (i) Kurt Buergi, dipl Buecher- und Steuerexperte, the independent auditors of Invest and Bruker BioSpin International AG (“Bruker International”) as per December 31, 2005 and 2006 and of (ii) Ernst & Young AG, the independent auditors of Bruker AG as per December 31, 2005 and 2006.

(b)                                 The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

(c)                                  Except as set forth on Schedule 4.9 and (i) as reflected or adequately reserved against in the Financial Statements and (ii) liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the Swiss Transactions.

Section 4.10                                Absence of Certain Changes. Except as described on Schedule 4.10, since December 31, 2006, (a) Invest and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither Invest nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 7.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of Invest or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of Invest or any Subsidiary.

Section 4.11                                Contracts.

(a)                                  Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which (x) Invest or any Significant Subsidiary is a party or by which Invest or any Significant Subsidiary or any of their respective properties or assets is or may be bound or (y) any other Subsidiary is a party or by which any such Subsidiary or any of its properties or assets is or may be bound which is material to Invest and the Subsidiaries taken as a whole:

(i)                                     employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which Invest or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

(ii)                                  all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which Invest and its Subsidiaries have no liabilities for any obligations thereunder);

(iii)                               all lease, sublease, rental or other Contracts under which Invest or any Subsidiary is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(iv)                              all collective bargaining or other labor or union Contracts;

(v)                                 all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than Invest or any Subsidiary;

(vi)                              all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(vii)                           all partnership or joint venture Contracts;

(viii)                        all Contracts relating to licenses of trademarks, trade names, service marks or other Invest Proprietary Rights;

(ix)                                all other Contracts material to the business of Invest or any Subsidiary, other than any Contracts having only Subject Companies as parties; and

(x)                                   each amendment, supplement and modification in respect of any of the foregoing.

(b)                                 Schedule 4.11(b) sets forth a complete and accurate list of the following Contracts (x) to which Invest or any Subsidiary is a party or (y) by which Invest or any Subsidiary or any of their respective properties or assets is or may be bound (such Contracts collectively, along with the Contracts listed on Schedule 4.11(a), the “Invest Contracts”):

(i)                                     all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of U.S. $200,000 or the guarantee of any such lease, sublease, rental or other Contracts;

(ii)                                  all Contracts containing any covenant or provision limiting the freedom or ability of Invest or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(iii)                               all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of U.S. $1,750,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by Invest or any Subsidiary;

(iv)                              all Contracts, purchase orders or service agreements relating to capital expenditures of Invest or any Subsidiary involving total payments in excess of U.S. $200,000;

(v)                                 all Contracts between or among (A) Invest or any Subsidiary, on the one hand, and (B) any Invest Shareholder, Affiliate of any Invest Shareholder, (other than the Subject Companies) or any Related Party, on the other hand;

(vi)                              all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding Invest or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

(vii)                           all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of Invest or any Subsidiary to make payments or provide services for a value in excess of U.S. $200,000 in any twelve (12) month period;

(viii)                        all Contracts under which Invest or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(ix)                                all non-competition, non-solicitation and any similar Contracts;

(x)                                   all “earn-out” agreements or arrangements or any similar Contracts; and

(xi)                                each amendment, supplement and modification in respect of any of the foregoing.

(c)                                  (i) Each Invest Contract (including, for purposes of this Section 4.11(c), all Contracts that would be deemed an “Invest Contract” but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against Invest or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Invest Contract.

Section 4.12                                Transactions with Affiliates. Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that Invest or any Subsidiary uses or has used in or pertaining to the business of Invest or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with Invest or any Subsidiary or involving any assets or property of Invest or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this Swiss Merger Agreement, the term “Related Party” shall mean as of any time: Invest Shareholders, any executive officer, member, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of Invest or any Subsidiary or at such time, any present or former known spouse, sibling, parent or child of any such Invest Shareholders, executive officer, member, manager, director or Affiliate of Invest or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term “Related Party” shall not be deemed to include any Subject Company. BRKR has been provided with true and complete copies of all documents listed on Schedule 4.12 and any amendments thereto.

Section 4.13                                Labor Relations.

(a)                                  As of the date of this Swiss Merger Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against Invest or any Significant Subsidiary pending or threatened which may interfere with the business activities of Invest or any Significant Subsidiary. Except as set forth on Schedule 4.13(a), neither Invest nor any Significant Subsidiary is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council. Except as set forth on Schedule 4.13(a), there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees. None of the Employees is represented by any labor organization with respect to such Employees’ employment or other service with Invest or any Significant Subsidiary. Except as set forth on Schedule 4.13(a), no labor union, labor organization, works council or group of Employees of Invest or any Significant Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. There are no organizational efforts presently being made involving any of the presently unorganized Employees. Neither Invest nor any Significant Subsidiary is a party to, or otherwise bound by, any order relating to Employees or employment practices.

(b)                                 Invest and each Subsidiary has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of Invest or any Subsidiary for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 4.14                                Insurance. Schedule 4.14 sets forth a true and complete list of all insurance policies currently maintained relating to Invest and each Significant Subsidiary, including those which pertain to Invest’s and each Significant Subsidiary’s assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. Invest has not received notice of cancellation of any such insurance policies. Invest has provided to BRKR true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

Section 4.15                                Accounts Receivable. All accounts receivable, notes receivable and other indebtedness of Invest and each Subsidiary (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm’s-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 4.16                                Real Property; Leases.

(a)                                  Except as set forth on Schedule 4.16(a)(i), neither Invest nor any Subsidiary owns any real property (such property, the “Owned Real Property”) and the Owned Real Property is owned free and clear of all Liens.

(b)                                 Schedule 4.16(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which Invest or any of its Subsidiaries is a lessee, sublessee, tenant, licensee or assignee of any real property owned by any other Person (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Invest has delivered to BRKR true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by Invest or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither Invest nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of Invest or Bruker AG, there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of Invest and/or each Subsidiary, and, to the Knowledge of Invest, and each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. The consummation of the Swiss Transactions or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.16(b)(ii) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. Invest and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of Invest’s and the Subsidiaries respective businesses.

(c)                                  (i) There is no pending or, to the Knowledge of Invest or Bruker AG, threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither Invest nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of Invest or Bruker AG, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has Invest or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of Invest or Bruker AG, there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

Section 4.17                                Environmental.

(a)                                  Invest and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.17 sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of Invest or Bruker AG, threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit. The Swiss Transactions or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing or the Effective Time.

(b)                                 Invest and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to Invest or any of its Subsidiaries or any of their respective properties or assets.

(c)                                  There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of Invest or Bruker AG, threatened that relate to the (i) Invest or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of Invest (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to Invest or any Subsidiary or their respective assets, properties or business.

(d)                                 Except as set forth on Schedule 4.17(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by Invest or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by Invest or any Subsidiary have been stored, treated or disposed.

(e)                                  (i)                                     “Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

(ii)                                  “Environmental Law” shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

(iii)                               “Environmental Permits” shall mean all Permits required under Environmental Laws.

(iv)                              “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

Section 4.18                                No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Invest in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

Section 4.19                                Employee Benefits.

(a)                                  Schedule 4.19 identifies bonus, stock purchase, stock option, severance pay, termination pay and all pension plans, all insurance to be paid by the employer (accident insurance, insurance for unwanted leave, etc.) or any other plan for the benefit of the Employees pursuant to which BRKR or Invest or any Subsidiary could incur liability (all plans, programs and agreements of the type referred to in the prior sentence are referred to in this Swiss Merger Agreement as the “Benefit Plans.”)

(b)                                 With respect to each Benefit Plan, Invest has delivered to BRKR:

(i)                                     an accurate and complete copy of the Benefit Plan regulations (including all amendments thereto);

(ii)                                  an accurate and complete copy of the annual report, if required under applicable law, with respect to such Benefit Plan for each of the last two years; and

(iii)                               accurate and complete copies of all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, and investment management agreements.

(c)                                  Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable Laws.

(d)                                 Neither Invest nor any of its Subsidiaries has any intention or commitment to create any Benefit Plan or to modify or change any existing Benefit Plan (other than to comply with applicable law).

(e)                                  Each of the Benefit Plans has been operated and administered in all material respects in accordance with applicable Law and the terms of the Benefit Plan. Each of Invest and the Subsidiaries has met and is meeting all of its obligations under the Benefit Plans and has paid (or provisioned) all contributions required prior to the date of this Swiss Merger Agreement under the Benefit Plans.

(f)                                    Neither the execution and delivery of this Swiss Merger Agreement nor the consummation of the Swiss Transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of Invest or any Subsidiary, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of Invest or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(g)                                 All contributions or premiums owed by Invest or any Subsidiary with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis. All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed. All amounts that Invest or any Subsidiary is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds. In particular, each of Invest and the Subsidiaries has paid, or made provision of payment for, any and all social security payments relating to any period prior to the date of the Financial Statements. Except as set forth on Schedule 4.19, in the past five years no social security authority has conducted a social security audit at Invest or one of the Subsidiaries and no social security authority has threatened to conduct or is presently conducting such an audit. There exist no circumstances which may result in a re-assessment by any social security authority of the social security contributions paid or to be paid by any of Invest and the Subsidiaries.

(h)                                 All employees of Invest and the Subsidiaries are fully capable of performing work on behalf of their employers (no material absence due to disability or other unwanted leave). Neither Invest nor any Subsidiary is obligated under any Benefit Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of Invest, any Subsidiary or their respective predecessors after termination of employment or other service, except as set forth on Schedule 4.19.

Section 4.20                                Employees.

(a)                                  Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by Invest or any Subsidiary) of each officer, manager and director of Invest and the Subsidiaries and each other Employee and agent whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2006 equaled or exceeded U.S. $150,000 or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2007 equal to or in excess of U.S. $150,000, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2006 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by Invest or any Subsidiary to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents whose total compensation (including bonuses and commissions) exceeds U.S. $150,000  per annum.

(b)                                 To the Knowledge of Invest or Bruker AG, except with respect to BRKR, no officer, manager or director of Invest or any Subsidiary or any Employee, consultant or agent of Invest or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person’s duties to Invest or any Subsidiary or (ii) materially affect the ability of Invest or any Subsidiary to conduct its business.

(c)                                  No executive, key Employee or significant group of Employees has given notice to Invest or any Significant Subsidiary to terminate employment or service with Invest or any Significant Subsidiary during the next twelve (12) months.

Section 4.21                                Taxes and Tax Returns. Except as provided on Schedule 4.21:

(a)                                  All Tax Returns required to be filed by or with respect to Invest or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of Invest and each Subsidiary. All Taxes due and owing by any of Invest and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP on the Financial Statements. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including Invest and the Subsidiaries filed in the previous five (5) years have been provided to BRKR prior to the date hereof.

(b)                                 Invest and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and Invest and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for Invest’s fiscal year ended December 31, 2006. Since December 31, 2006, neither Invest nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business. In particular, the reserves with respect to Taxes on the respective books of each of Invest and the Subsidiaries are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of Invest and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

(c)                                  Invest and the Subsidiaries have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any stockholder, Employee, independent contractor or other third party and paid over to the proper Governmental Authorities all amounts required to be so paid over. Neither Invest nor any of the Subsidiaries has distributed any hidden dividend, or distributed or granted any other benefit to any of Invest Shareholders or any other person which could lead to the imposition of any withholding tax on dividends or constructive dividends. Each cash distribution paid (or that will be paid) by Invest to Invest Shareholders, including the Special Dividend, constituted (or, in the case of a cash distribution not yet paid, will constitute) a dividend (within the meaning of Section 316 of the Code) of Invest paid to and properly includible in the income of Invest Shareholders for U.S. federal income tax purposes (and, as applicable, for purposes of state, local and foreign Law). In addition, each cash distribution paid (or that will be paid) by a Subsidiary to any shareholder of the Subsidiary, including any Subsidiary Dividend, constituted (or, in the case of a cash distribution not yet paid, will constitute) a dividend (within the meaning of

Section 316 of the Code) of the Subsidiary paid to and properly includible in the income of such shareholder for U.S. federal income tax purposes (and, as applicable, for purposes of state, local and foreign law).

(d)                                 Neither Invest nor any of the Subsidiaries is subject to proceedings or investigations related to Taxes by any authority and no such proceedings are threatened against Invest or any Subsidiary. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against Invest or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

(e)                                  No claim has ever been made by any Taxing Authority with respect to Invest or any Subsidiary in a jurisdiction where Invest or any Subsidiary does not file Tax Returns that Invest or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Invest or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of Invest or any Subsidiary.

(f)                                    No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to Invest or any Subsidiary is in force, and no waiver or agreement by Invest or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(g)                                 Neither Invest nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

(h)                                 Neither Invest nor any Subsidiary is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(i)                                     Invest is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                                     Neither Invest nor any Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

(k)                                  Invest and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with the applicable provisions of Swiss federal, Swiss cantonal, Swiss local or foreign Tax Law or regulation. In particular, the reserves with respect to Taxes on the respective books of each of Invest and the Subsidiaries, in relation to Taxes due or that might become due in connection with the transfer pricing methodology applied, are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of Invest and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

(l)            Neither Invest nor any Subsidiary was a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and neither Invest nor any Subsidiary is or has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

(m)          Other than as described on Schedule 4.21(m), neither Invest nor any Subsidiary is engaged in a trade or business within the United States.

(n)           The taxable year for U.S. federal income tax purposes of Invest and each of its Subsidiaries ends on December 31 of each year.

(o)           Invest is a foreign corporation within the meaning of Section 7701(a)(5) of the Code.

(p)           Neither Invest nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which Invest was the common parent).

(q)           Invest shall pay the Special Dividend entirely from its cash on hand or the cash on hand of the Distributing Subsidiaries, and neither the cash distributed by Invest to Invest Shareholders in connection with the Special Dividend, nor any of the cash amounts distributed to Invest pursuant to any of the Subsidiary Dividends, have been funded by, are attributable to, or are otherwise traceable to (i) a borrowing or other debt or credit arrangement of any kind whatsoever involving Invest or any Subsidiary, including any borrowing or other debt or credit arrangement with an unrelated third party or an Affiliate, or (ii) a distribution, payment or other transfer by a Subsidiary to Invest other than pursuant to a Subsidiary Dividend.

Section 4.22           Proprietary Rights.

(a)           (i) Except as set forth on Schedule 4.22(a), Invest or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) used or held for use in, or necessary for the conduct of the business of Invest or the businesses of the Subsidiaries (such

Proprietary Rights owned by or licensed to Invest or the Subsidiaries, collectively, the “Invest Proprietary Rights”), (ii) the rights of Invest and the Subsidiaries in Invest Proprietary Rights are valid and enforceable, (iii) neither Invest nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of Invest Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of Invest or any Subsidiary in, any of Invest Proprietary Rights, and neither Invest nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry, (iv) no act has been done or omitted to be done by Invest or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material Invest Proprietary Rights owned by Invest or a Subsidiary (the “Owned Proprietary Rights”), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of Invest and its Subsidiaries, the respective businesses of Invest and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of Invest and its Subsidiaries, no Person is violating or infringing any of Invest Proprietary Rights, (viii) Invest and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention, development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to Invest or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither Invest nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

(b)           Schedule 4.22(b) contains a complete and accurate list of the material Invest Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

Section 4.23           Information Technology. Except as described on Schedule 4.23:

(a)           The material Invest IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material Invest IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither Invest nor any Subsidiary has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of Invest IT Systems.

(b)           Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, Invest IT Systems are available for use during normal working hours and other times when required to be available. Invest and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

(c)           Invest and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to Invest IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on Invest IT Systems including the designs, policies, processes and procedures relating to the composition and structure of Invest IT Systems.

Section 4.24           Guarantees. Except as described on Schedule 4.24, neither Invest nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 4.25           Bank Accounts. Schedule 4.25 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which (i) Invest or any Significant Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship or (ii) any other Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to Invest and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.26           Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Invest Shareholders and Invest, neither Invest, any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of Invest or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.27           Inventory. The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 4.28           Deposits. No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from Invest or any of its Subsidiaries (a “Deposit”) shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a “Refund”), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) (A) deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to Invest and (B) in an amount less than $500,000 (ii) deemed by the Special Committee or the Audit Committee of BRKR to be neutral or beneficial to Invest or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

Section 4.29           No Misleading Statements. Except as set forth on Schedule 4.29, the representations and warranties made by Invest Shareholders and Invest in this Swiss Merger Agreement, including in the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BRKR

BRKR represents and warrants to Invest Shareholders as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 5.1             Organization of BRKR; Authority. BRKR is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. BRKR is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of BRKR to consummate the Swiss Transactions or any Ancillary Agreement to which it is a party.

Section 5.2             Capitalization.

(a)           The authorized capital stock of BRKR consists of 200,000,000 shares of BRKR Stock and 5,000,000 shares of preferred stock, $0.01 par value (“BRKR Preferred Shares”). At the close of business on September 30, 2007, 105,474,931 shares of BRKR Stock and no BRKR Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of BRKR have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights and were issued in compliance with applicable federal and state securities laws.

(b)           All shares of BRKR Stock to be issued in connection with the Swiss Transactions, when issued pursuant to this Swiss Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

Section 5.3             Authorization; Enforceability.

(a)           The execution and delivery by BRKR of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by BRKR of the Swiss Transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of BRKR (subject to the approval of the holders of a majority of the outstanding shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Invest Shareholders and their Affiliates and present and voting at the meeting) and no other action by BRKR is necessary to authorize the Swiss Transactions contemplated hereby or thereby or to consummate such Swiss Transactions.

(b)           This Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which BRKR is a party have been duly executed and delivered by BRKR, and (assuming the due authorization, execution and delivery of this Swiss Merger Agreement by Invest Shareholders) this Swiss Merger Agreement and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of BRKR, enforceable against BRKR in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.4             No Conflict. The execution and delivery by BRKR of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party and the consummation by BRKR of the Swiss Transactions contemplated hereby and thereby, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.4 have been made, given or obtained, do not and shall not:

(a)           violate or conflict with any Organizational Document of BRKR;

(b)           violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)           (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which BRKR is a party or by which BRKR may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of BRKR or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on BRKR or the ability of BRKR to enter into and perform its obligations under, and to consummate the Swiss Transactions contemplated by, this Swiss Merger Agreement.

Section 5.5             No Broker. No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for BRKR in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

Section 5.6             SEC Filings.

(a)           BRKR has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2005 (collectively, the “BRKR SEC Documents”). The BRKR SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of BRKR is required to make any filings with the SEC.

(b)           The consolidated financial statements of BRKR included in the BRKR SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects, the consolidated financial position of BRKR and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 5.7             Investment Representation. BRKR is acquiring the Invest Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

Section 5.8             Accredited Investor. BRKR (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Invest Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Section 6.1             Merger Sub. Merger Sub represents and warrants to Invest Shareholders as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Swiss Merger Agreement, has engaged in no other business activities and has conducted and will conduct (through and including the Effective Time) its operations only as contemplated by this Swiss Merger Agreement.

ARTICLE VII

COVENANTS

Section 7.1             Operation of Invest Pending the Closing. Invest covenants and agrees that Invest and the Subsidiaries will not (and Invest shall cause the Subsidiaries not to), and Invest Shareholders covenant and agree to cause Invest and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to BRKR’s obligations set forth in Article VIII to not be satisfied. Except with the prior written consent of BRKR, during the period from the date of this Swiss Merger Agreement to the Closing, the businesses of Invest and the Subsidiaries shall be conducted in the Ordinary Course of Business and Invest covenants and agrees, and Invest Shareholders agree to cause Invest, to use all commercially reasonable efforts consistent therewith to preserve intact Invest’s material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the Swiss Transactions contemplated by this Swiss Merger Agreement, without limiting the generality of the foregoing, and except as otherwise provided in this Swiss Merger Agreement, Invest shall not and will not permit the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries not to, without the prior written consent of BRKR:

(a)           amend any of its Organizational Documents;

(b)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)           make any distribution or declare, pay or set aside any dividend in cash or property (other than the Special Dividend or the Subsidiary Dividends) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, Invest or any Subsidiary, or make any other changes in the capital structure of Invest or any Subsidiary;

(d)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of Invest or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of Invest or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, Invest or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

(e)           other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

(f)            other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

(g)           sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

(h)           incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of U.S. $600,000 in the aggregate;

(i)            cancel any third-party indebtedness owed to Invest;

(j)            (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed U.S. $150,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed U.S. $150,000, or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

(k)           make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

(l)            commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

(m)          fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

(n)           except as may be required as a result of a change in applicable law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(o)           except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by Invest or any Subsidiary;

(p)           other than any reasonable settlement with respect to matters described in Schedule 4.8, institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving Invest or any Subsidiary in connection with any business, asset or property of Invest or any Subsidiary;

(q)           enter into any Invest Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 7.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of U.S. $500,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to U.S. $5,000,000;

(r)            either fail to pay the accounts payable or other liabilities of Invest or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to Invest or any Subsidiary;

(s)           enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

(t)            agree in writing to take any of the foregoing actions.

Section 7.2             Merger. BRKR, Merger Sub and Invest shall use their reasonable best efforts and Invest Shareholder and BRKR shall cause Invest and Merger Sub, respectively, to use its reasonable best efforts to (i) receive a positive ruling on the merger documents (i.e., the Merger Filing, the Merger Balance Sheet and the Merger application form to the Commercial Register, together the “Merger Documents”) from the Commercial Register as soon as possible, (ii) receive from a specially qualified auditor a confirmation that there are no known or expected claims of Merger Sub and Invest which could be jeopardized due to the Merger pursuant to Article 25(2) of the Merger Act, (iii) consult with their employee representatives pursuant to Article 28 of the Merger Act and (iv) enter into the Merger Filing with each other, substantially in the form attached hereto as Annex B in its German version or as required by the Commercial Register.

Section 7.3             Access. Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives (“Representatives”) of BRKR reasonable access to all of the assets, properties, personnel, books and records of Invest and the Subsidiaries.

Section 7.4             Notification.

(a)           Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, promptly notify BRKR, and BRKR shall promptly notify Invest Shareholders, of any Proceeding pending or, to their Knowledge, threatened against Invest, BRKR, Merger Sub or Invest Shareholders as the case may be, which challenges the Swiss Transactions or any Ancillary Agreement.

(b)           Invest Shareholders shall provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Invest Shareholders in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Invest Shareholders in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto.

(c)           Invest shall and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Invest in Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Invest in Article IV or any exhibits or schedules referred to herein or attached hereto.

Section 7.5             No Inconsistent Action. Neither Invest, BRKR, Merger Sub nor Invest Shareholders will take any action which is inconsistent with their respective obligations under this Swiss Merger Agreement.

Section 7.6             Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Swiss Merger Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Swiss Transactions and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Swiss Transactions and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 7.6 shall require or be construed to require BRKR or any Affiliate of BRKR to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of BRKR’s or any Affiliate of BRKR’s businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of Invest or its Subsidiaries, (y) to conduct its, its Subsidiaries’ or any of their respective Affiliates’ businesses in a specified manner or (z) provide any compensation, benefits or other consideration to Invest’s Employees.

(b)           Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Swiss Merger Agreement and the Swiss Transactions contemplated hereby.

(c)           Each Party shall promptly inform the other Parties of any communication from any Governmental Authority regarding any of the Swiss Transactions and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Swiss Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Section 7.7             Further Assurances. From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each of the other Parties to make effective the Swiss Transactions and to provide each other Party with the intended benefits of this Swiss Merger Agreement. Without limiting the foregoing, upon reasonable request of

BRKR, each of Invest Shareholders and Invest shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to transfer, assign, convey and deliver to BRKR all right, title and interest in, to and under the Invest Shares.

Section 7.8             No Solicitation.

(a)           Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall, and shall cause Invest and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than BRKR or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Invest Shareholders and Invest shall immediately communicate to BRKR any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b)           “Alternative Proposal” shall mean any of the following involving Invest or any of its Subsidiaries (other than the Transactions expressly contemplated by this Swiss Merger Agreement, the U.S. SPA and the German SPA): any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 7.9             Tax Matters.

(a)           All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this Swiss Merger Agreement and the Swiss Transactions contemplated hereby shall be paid by BRKR. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)           All contracts, agreements or arrangements under which Invest or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to Invest or any such Subsidiary, as applicable, as of the Closing Date, and Invest or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

(c)           Invest, BRKR, Merger Sub and Invest Shareholders shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(d)           Immediately prior to the Closing, Invest shall deliver to BRKR a certification that stock in Invest is not a U.S. real property interest because Invest is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Invest shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

(e)           The Parties intend that the Swiss Transactions shall qualify for treatment as a reorganization under Section 368(a) of the Code and shall file any Tax Returns in a manner consistent with such treatment.

Section 7.10           Release. In consideration for payment of the Acquisition Price, as of and following the Closing Date, each Invest Shareholder (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue BRKR and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Invest Shareholder or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with Invest or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this Swiss Merger Agreement, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Invest Shareholders or Invest in connection with the Swiss Transactions or (b) any claims against Invest or a Subsidiary in its capacity as a current or former director, manager, officer or employee of Invest or a Subsidiary for indemnification under the Organizational Documents of Invest or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

Section 7.11           Voting Agreement. To the extent applicable, each Invest Shareholder covenants and agrees to vote in her/his capacity as a holder of shares of BRKR Stock, all of the shares of BRKR Stock owned by such Invest Shareholder in favor of the Swiss Transactions.

Section 7.12           Non-competition and Non-solicitation. From the Closing and for a period of five (5) years thereafter, Invest Shareholders will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

(a)           engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent

(1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of the BioSpin Technologies; provided, that such restriction shall not prohibit any Invest Shareholder from accepting employment with another company that utilizes the BioSpin Technologies so long as such Invest Shareholder does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

(b)           solicit for employment or hire any employee of Invest or any of its Subsidiaries without the prior written consent of BRKR. This provision shall not apply to any employee of Invest who replies or responds to a general solicitation or advertisement for employment by an Invest Shareholder or on an Invest Shareholder’s behalf or to solicitations of employees of Invest twelve months after such employee’s employment has been terminated by Invest.

Section 7.13           Restrictions on Sales. Each Invest Shareholder agrees that, other than certain transfers solely among Invest Shareholders, such Invest Shareholder will not sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Invest Shareholder or any person in privity with such Invest Shareholder), directly or indirectly, including the participation in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of BRKR Stock acquired pursuant to this Swiss Merger Agreement, or publicly announce an intention to effect any such transaction, for a period of 365 days after the Closing Date.

Section 7.14           No Election. BRKR shall at no time make an election under Section 338 of the Code with respect to Invest or any stock held, directly or indirectly, by Invest.

Section 7.15           Compulsory Share Transfer. As soon as possible after January 1, 2008, Invest Shareholders and Invest shall cause all Compulsory Shares to be transferred to Isolde Laukien-Kleiner (the “Compulsory Share Transfer”), free and clear of any Liens, and shall cause the share register of Invest to be duly revised to accurately reflect the record and beneficial ownership of all Compulsory Shares by Isolde Laukien-Kleiner.

Section 7.16           Compulsory Share Transfer relating to Bruker AG and Bruker International. As soon as possible after January 1, 2008, Invest Shareholders and Invest shall cause all compulsory shares held by the members of the board of directors of Bruker AG and Bruker International to be transferred to Invest, free and clear of any Liens, and shall cause the share registers of Bruker AG and Bruker International to be duly revised to accurately reflect the record and beneficial ownership of all shares in these companies by Invest.

Section 7.17           Transfer of Wheeler & Co. Shares. Invest Shareholders and Invest shall cause all Invest Shares held by Wheeler & Co. or any of its Affiliates for the benefit of Marc M. Laukien to be transferred to Marc M. Laukien, free and clear of any Liens, and shall cause the share register of Invest to be duly revised to accurately reflect the record and beneficial ownership of such Invest Shares by Marc M. Laukien.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1             Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Swiss Transactions is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by BRKR or Invest Shareholders:

(a)           The U.S. Closing shall have occurred;

(b)           The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states’ agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

(c)           There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Swiss Merger Agreement or any of the Ancillary Agreements.

(d)           A ruling of the Merger Documents from the Commercial Register shall have been received, confirming that the Merger Documents are in line with Swiss law and that the Merger Filing will be registered in the Commercial Register upon the filing of the Merger Documents;

(e)           A confirmation of a specially qualified auditor pursuant to Article 25(2) of the Merger Act shall have been received from Invest and the Merger Sub confirming that there are no known or expected claims of Invest which could be jeopardized due to the Merger;

(f)            A confirmation of Invest and the Merger Sub shall have been issued confirming that consultation proceedings with the employee representatives, pursuant to Article 28 of the Merger Act, have taken place; and

Section 8.2             Conditions Precedent to Obligations of BRKR and Merger Sub. The obligation of BRKR and Merger Sub to effect the Swiss Transactions is subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of Invest Shareholders in this Swiss Merger Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Invest Shareholders that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by Invest Shareholders on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           BRKR shall have received certificates of Invest Shareholders, dated as of the Closing Date, certifying in such detail as BRKR may reasonably request that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled;

(d)           No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the Swiss Transactions or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any Swiss Transactions or any Ancillary Agreement;

(e)           Invest shall have furnished to BRKR a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form;

(f)            Invest Shareholders shall have delivered to BRKR the Exchange Shares Transfer Deed, duly signed by each of Invest Shareholders in accordance with the terms of Section 2.1;

(g)           Invest Shareholders shall have delivered to Invest the Cancellation Shares Transfer Deed, duly signed by each of Invest Shareholders in accordance with the terms of Section 2.2;

(h)           There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(i)            BRKR shall have received evidence, reasonably satisfactory to BRKR, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

(j)            The insurance policy between Bruker AG and Winterthur Versicherungen, dated October 8, 2007 (Policy # 8.246.554) shall have been amended so that full insurance coverage is provided under the policy before and after the consummation of this Swiss Merger Agreement;

(k)           BRKR shall have received evidence that condominium ownership under standard terms and conditions shall have been established in the Bruker AG building at Industriestrasse 26, CH–8117 Fällanden, Switzerland and the top floor shall have been sold, at fair market value, to Isolde Laukien-Kleiner or one of her Affiliates, and that the foregoing has been duly entered into the land register (Grundbuch);

(l)            All members of the board of directors of Bruker AG and Bruker International shall have terminated their trust agreements relating to the compulsory share and such shares shall have been transferred to Invest and the respective share registers of Bruker AG and Bruker International shall have been duly amended accordingly so that the sole shareholder of both Bruker AG and Bruker International is Invest;

(m)          The two full-time employment agreements between Werner Schittenhelm and Bruker AG on one hand and Bruker International on the other hand, shall have been amended and/or terminated to provide for the factual employment terms of Werner Schittenhelm with Bruker AG and Bruker International;

(n)           Any fees due to Joerg Laukien under the consulting agreement between Joerg Laukien and Invest shall as of the Closing either have been paid by Invest, or if paid by Bruker International, Invest shall have undertaken to reimburse Bruker International for such costs in the future;

(o)           Bruker Biospin K.K. shall have issued, and Invest shall have received, a stock certificate representing Invest’s ownership of 960,000 shares of Bruker Biospin K.K. common stock;

(p)           The approval of the Swiss Transactions by the holders of shares of BRKR Stock who are unaffiliated with Invest Shareholders representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

(q)           The approval of the Swiss Transactions by the holders of shares of BRKR Stock representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders;

(r)            All conditions precedent contained in the German SPA and the Ancillary Agreements (other than any conditions stating that the Swiss Closing shall have occurred) shall have been satisfied or waived by the parties thereto;

(s)           BRKR and the Special Committee each shall have received an opinion from its special Swiss counsel to the effect that, as a result of the operation of the Merger Act, the following events shall occur simultaneously at the Effective Time of the Merger: (i) All of the assets and liabilities of Merger Sub shall become the assets and liabilities of Invest and (ii) Merger Sub shall cease its separate legal existence for all purposes;

(t)            All Compulsory Shares shall have been transferred to Isolde Laukien-Kleiner, free and clear of any Liens, and the share register of Invest shall have been duly revised to accurately reflect the record and beneficial ownership of such Compulsory Shares by Isolde Laukien-Kleiner; and

(u)           All Invest Shares held by Wheeler & Co. or any of its Affiliates for the benefit of Marc M. Laukien shall have been transferred to Marc M. Laukien, free and clear of any Liens, and the share register of Invest shall have been duly revised to accurately reflect the record and beneficial ownership of such Invest Shares by Marc M. Laukien.

Section 8.3             Conditions Precedent to Obligations of Invest Shareholders and Invest. The obligation of Invest Shareholders and Invest to effect the Swiss Transactions are subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of BRKR and Merger Sub in this Swiss Merger Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of BRKR that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by BRKR and Merger Sub on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           Invest Shareholders shall have received a certificate, dated as of the Closing Date, executed on behalf of BRKR by an authorized executive officer thereof, certifying in such detail as Invest Shareholders may reasonably request that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled; and

(d)           BRKR shall have delivered to Invest Shareholders the Share Exchange Price in accordance with the terms of Section 2.1.

ARTICLE IX

TERMINATION

Section 9.1             Termination. This Swiss Merger Agreement may be terminated and the Swiss Transactions may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of BRKR and Invest Shareholders;

(b)           by Invest Shareholders or BRKR, if:

(i)            a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Swiss Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)           the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this Swiss Merger Agreement to perform any obligations under this Swiss Merger Agreement required to be performed by it at or prior to the Closing);

(iii)          the shareholder approvals of BRKR shall not have been obtained at the shareholders meeting or at any adjournment or postponement thereof; or

(iv)          the U.S. SPA or the German SPA shall have been terminated;

(c)           by BRKR, if there is a default or breach by Invest or any Invest Shareholder with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of Invest or any Invest Shareholder contained in this Swiss Merger Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Invest or Invest Shareholders, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d)           by Invest Shareholders, if there is a default or breach by BRKR with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of BRKR contained in this Swiss Merger Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BRKR specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

Section 9.2             Procedure and Effect of Termination. In the event of termination and abandonment of the Swiss Transactions pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties and this Swiss Merger Agreement shall terminate (subject to the provisions of this Section 9.2) and the Swiss Transactions shall be abandoned, without further action by any of the Parties. If this Swiss Merger Agreement is terminated as provided herein:

(a)           Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the Swiss Transactions, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

(b)           Subject to Section 9.1, in the event of the termination and abandonment of this Swiss Merger Agreement pursuant to Section 9.1, this Swiss Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 9.1, 11.1, 11.2, 11.3, 11.7, 11.8, 11.9, 11.12 and 11.16. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Swiss Merger Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1           Survival of Indemnification Rights. Subject to the limitations and other provisions of this Swiss Merger Agreement, the representations and warranties of Invest Shareholders in Article III and of Invest and Invest Shareholders in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Invest Shareholders notice of a claim for indemnification pursuant to Section 10.3(a) prior to the Cut-Off Date; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(a)           Section 3.8 (Ownership of the Invest Shares), Section 4.3 (Capitalization of Invest) and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), ten (10) years following the Closing Date;

(b)           Section 4.17 (Environmental), Section 4.19 (Employee Benefits), Section 4.22 (Proprietary Rights) and Section 4.29 (No Misleading Statements), three (3) years following the Closing Date; and

(c)           Section 3.9 (Withholding Tax) and Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and, with respect to clauses (a), (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

The covenants and agreements of Invest Shareholders and Invest contained in this Swiss Merger Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article X shall survive for so long as any other Section of this Swiss Merger Agreement shall survive.

Section 10.2           Indemnification Obligations. Invest Shareholders agree to jointly and severally indemnify, defend and hold harmless BRKR and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “BRKR Indemnified Parties”) from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a)           any inaccuracy in, or breach of, any representation or warranty made by Invest or Invest Shareholders under this Swiss Merger Agreement or any Ancillary Agreement, other than any representation or warranty in Section 4.21 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth therein;

(b)           any breach or nonfulfillment of any covenant or agreement on the part of Invest Shareholders or Invest in respect of pre-Closing covenants, under this Swiss Merger Agreement or any Ancillary Agreement;

(c)           any fees, expenses or other payments incurred or owed by Invest Shareholders or Invest to any agent, broker, investment banker or other firm or Person retained or employed by Invest Shareholders or Invest in connection with the Swiss Transactions;

(d)           any liability for Taxes, including withholding Taxes, arising out of or related to the payment of the Special Dividend by Invest to Invest Shareholders, but specifically excluding any liability for Taxes, including withholding Taxes, of a Subsidiary incurred by reason of its payment of any Subsidiary Dividend to Invest; or

(e)           any inaccuracy in, or breach of, any representation or warranty in Section 4.21 of this Swiss Merger Agreement, Section 4.21 of the U.S. SPA or Section 4.19 of the German SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the “Tax Deductible”) (other than Losses arising from criminal activity or fraud — in each case as determined in a final, non-appealable decision by a court of competent jurisdiction — of Invest Shareholders or Invest, which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this Swiss Merger Agreement, the U.S. SPA or the German SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend shall not be applied against the Tax Deductible.

Section 10.3           Indemnification Procedure.

(a)           If any BRKR Indemnified Party intends to seek indemnification pursuant to this Article X, such BRKR Indemnified Party shall promptly notify Invest Shareholders in writing. The BRKR Indemnified Party will provide Invest Shareholders with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Invest Shareholders are materially prejudiced thereby.

(b)           If such claim involves a claim by a Third Party against the BRKR Indemnified Parties, Invest Shareholders may, upon notice to the BRKR Indemnified Parties, assume, through counsel of Invest Shareholders’ choosing and at Invest Shareholders’ expense, the settlement or defense thereof, and the BRKR Indemnified Parties shall reasonably cooperate with Invest Shareholders in connection therewith; provided, that the BRKR Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the BRKR Indemnified Parties reasonably determine that representation by the counsel of Invest Shareholders and the BRKR Indemnified Parties may present such counsel with a conflict of interests, then Invest Shareholders shall pay the reasonable fees and expenses of the BRKR Indemnified Parties’ counsel. Notwithstanding anything in this Section 10.3 to the contrary, Invest Shareholders may not, without the prior written consent of the BRKR Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Invest Shareholders are contesting any such claim in good faith, the BRKR Indemnified Parties shall not pay or settle any such claim without Invest Shareholders’ consent, such consent not to be unreasonably withheld. If Invest Shareholders are not contesting such claim in good faith, then the BRKR Indemnified Parties may conduct and control, through counsel of their own choosing and at Invest Shareholders’ expense, the settlement or defense thereof, and Invest Shareholders shall cooperate with it in connection therewith. The failure of the BRKR Indemnified Parties to participate in, conduct or control such defense shall not relieve Invest Shareholders of any obligation they may have hereunder.

(c)           Notwithstanding anything to the contrary in this Section 10.3, to the extent a claim for which indemnification is sought by BRKR Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Invest Shareholders and BRKR shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 10.4           Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the BRKR Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the BRKR Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the BRKR Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

Section 10.5           Indemnification Amounts.

(a)           Notwithstanding any provision to the contrary contained in this Swiss Merger Agreement, Invest Shareholders shall not be obligated to indemnify the BRKR Indemnified Parties for any Losses pursuant to this Article X to the extent they are a result of any claim made pursuant to Section 10.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 10.2(a), Section 9.2(a) of the U.S. SPA and Section 9.2(a) of the German SPA exceed $3,250,000, in which case Invest Shareholders will be obligated to indemnify the BRKR Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 10.5; provided, however, that in no event shall the aggregate indemnification obligations of Invest Shareholders pursuant to Sections 10.2(a), (b) or (c) of this Swiss Merger Agreement, Sections 9.2(a), (b) or (c) of the U.S. SPA, and Sections 9.2(a), (b) or (c) of the German SPA exceed Ninety Two Million Dollars ($92,000,000) (the “Indemnity Cap”); provided, further, that notwithstanding the foregoing, the BRKR Indemnified Parties’ right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Invest Shareholders or Invest or (ii) Section 3.8 (Ownership of the Invest Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of Invest), Section 4.4 (Capitalization of the Subsidiaries; Other Interests) or Section 4.17 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 10.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Invest Shares) and Section 3.9 (Withholding Tax), the liability of any Invest Shareholder beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Invest Shareholder shall have any liability under this Article X or otherwise under this Swiss Merger Agreement in excess of the amount set forth opposite such Invest Shareholder’s name under the heading “Individual Selling Shareholders’ Indemnity Cap” as set forth on Schedule 9.5 to the U.S. SPA.

(b)           For the purpose of calculating the amount of any Loss for which a BRKR Indemnified Party is entitled to indemnification under this Swiss Merger Agreement, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the BRKR Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article X shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a BRKR Indemnified Party is paid by Invest Shareholders for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such BRKR Indemnified Party shall assign, to the extent legally permissible, all such claims to Invest Shareholders for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Invest Shareholders.

(c)           BRKR shall be entitled to recover Losses from the Indemnity Escrow; provided, however, that the recovery is not limited to the amount in the Indemnity Escrow.

Section 10.6           Exclusive Remedy. BRKR acknowledges and agrees that the indemnification provisions of this Article X shall be the sole and exclusive remedies of BRKR against Invest Shareholders and Invest for any breach by Invest Shareholders or Invest of the representations and warranties in this Swiss Merger Agreement, for any failure by Invest Shareholders or Invest to perform and comply with any covenants and agreements in this Swiss Merger Agreement that are required to be complied with or performed prior to the Closing and for any failure by Invest Shareholders or Invest to perform and comply with any covenants and agreements in this Swiss Merger Agreement, except that if any of the provisions of this Swiss Merger Agreement are not performed in accordance with their terms or are otherwise breached, BRKR shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this Swiss Merger Agreement to the contrary, BRKR shall retain the right to receive damages or other relief (including equitable relief) against Invest or Invest Shareholders as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by Invest or Invest Shareholders without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article X are obligations of Invest Shareholders and not of Invest.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1           Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Swiss Merger Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)

If to BRKR or Merger Sub, to:

Bruker BioSciences Corporation
40 Manning Road
Billerica, MA 01821
Facsimile: 978-667-2917
Attention: Bill Knight

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile: 212-259-6333
Attention:	Frederick W. Kanner, Esq.
Bryan J. Luchs, Esq.

(b)

If to Invest Shareholders, to:

Joerg C. Laukien
Markgrafenstrasse 34
76530 Baden-Baden
Germany
Facsimile: +49 721 5161-287

with a copy to:

Bernhard Wangler
Kriegsstr. 133
76135 Karlsruhe
Germany
Facsimile: +49 721 985 5950

(c)

If to Invest to:

Bruker BioSpin Invest AG
Aegeristrasse 52
CH-6300 Zug
Facsimile: +41 (0) 44-283-8787
Attention: Dr. Daniel Sauter

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 11.2           Expenses. Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this Swiss Merger Agreement and in preparing to consummate and consummating the Swiss Transactions provided for herein; provided, however, that with respect to any fees relating to the HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Swiss Transactions under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, BRKR shall be responsible for 100% of the fees for its filing and Invest shall be responsible for 100% of the fees for any filing made by Invest or any of Invest Shareholders.

Section 11.3           Successors and Assigns. No Party may assign any of its rights under this Swiss Merger Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Swiss Merger Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 11.3, upon written notice to Invest Shareholders, BRKR shall be permitted to assign this Swiss Merger Agreement and the rights and obligations under it to a wholly owned, direct or indirect Subsidiary of BRKR; provided that, in the event of any such assignment, BRKR shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this Swiss Merger Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Swiss Merger Agreement or any provision of this Swiss Merger Agreement. This Swiss Merger Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Swiss Merger Agreement and their successors and assigns.

Section 11.4           Extension; Waiver. Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this Swiss Merger Agreement, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Swiss Merger Agreement, (c) waive compliance with any of the conditions or covenants of the other Party contained in this Swiss Merger Agreement or (d) waive or modify performance of any of the obligations of the other Party under this Swiss Merger Agreement; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Swiss Merger Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Swiss Merger Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 11.5           Entire Agreement; Schedules. This Swiss Merger Agreement, the U.S. SPA and the German SPA, which includes the schedules and exhibits hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Swiss Merger Agreement and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

Section 11.6           Amendments, Supplements, Etc. This Swiss Merger Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Invest, BRKR, Merger Sub and Invest Shareholders to be necessary, desirable or expedient to further the purposes of this Swiss Merger Agreement or to clarify the intention of the Parties.

Section 11.7           Applicable Law. This Swiss Merger Agreement shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Swiss Merger Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Eastern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Swiss Merger Agreement or any Swiss Transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Swiss Merger Agreement or any Swiss Transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

Section 11.8           Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Swiss Merger Agreement or the Swiss Transactions. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Swiss Merger Agreement and the Swiss Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.8.

Section 11.9           Actions by Invest Shareholders. Where any provision of this Swiss Merger Agreement indicates that Invest will take any specified action (or refrain from taking any specified action) or requires Invest to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Swiss Merger Agreement specifically provides that Invest Shareholders will do so, Invest Shareholders shall cause Invest to take such action (or to refrain from taking such action, as applicable). Invest Shareholders will be responsible for the failure of Invest to take any such action (or to refrain from taking any such action, as applicable).

Section 11.10         Execution in Counterparts. This Swiss Merger Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 11.11         Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Swiss Merger Agreement.

Section 11.12         Invalid Provisions. If any provision of this Swiss Merger Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Swiss Merger Agreement of Invest Shareholders on the one hand and BRKR on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Swiss Merger Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Swiss Merger Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Swiss Merger Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Swiss Merger Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.13         Publicity. The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the Swiss Transactions or the Ancillary Agreements without prior consultation with and consent of BRKR and Invest Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit A.

Section 11.14         Specific Performance. The Parties agree that if any of the provisions of this Swiss Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.15         Construction.

(a)           Whenever the words “include,” “includes,” or “including” are used in this Swiss Merger Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           All terms defined in this Swiss Merger Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Swiss Merger Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(c)           Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d)           All article, section, paragraph, schedule and exhibit references used in this Swiss Merger Agreement are to articles, sections, paragraphs, schedules and exhibits to this Swiss Merger Agreement unless otherwise specified.

(e)           The Parties acknowledge that each Party and its attorney has reviewed this Swiss Merger Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Swiss Merger Agreement.

Section 11.16         Actions by BRKR. Any decision by BRKR relating to a dispute or a potential dispute between BRKR and Invest Shareholders shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER BIOSCIENCES CORPORATION (as acquiror)

By:	/s/ Frank H. Laukien, Ph.D.
Name: Frank H. Laukien, Ph.D.
Title: Chief Executive Officer and President

BRUKER BIOSPIN INVEST AG

By:	/s/ Dr. Daniel Sauter
Name: Dr. Daniel Sauter
Title: Director

DIRK D. LAUKIEN

/s/ Dirk D. Laukien, Ph.D

FRANK H. LAUKIEN

/s/ Frank H. Laukien, Ph.D.

ISOLDE LAUKIEN-KLEINER

/s/ Isolde Laukien-Kleiner

JOERG C. LAUKIEN

/s/ Joerg C. Laukien

MARC M. LAUKIEN

/s/ Marc M. Laukien

ROBYN L. LAUKIEN

/s/ Robyn L. Laukein

BRUKER BIOSPIN BETEILIGUNGS AG

By:	/s/ Dr. Christoph Straub
Name: Dr. Christoph Straub
Title: Member of Board of Directors